Exhibit 99.9

Inner Mongolia Dongsheng Coal Field Hongjingta Detection Area

Laiyegou Coal Mine Coal Reserves Verification Report

Inner Mongolia Tehong Coal Inc.

May 2005

Reporting company:

Inner Mongolia Tehong Coal Group Inc.

Legal Representative:

Wenxiang Ding

Edit by: Inner Mongolia Coal Field Geology Bureau

No. 153 Prospect Team

Legal Representative:

Zisheng Lang

Chief Engineer:

Baosen Lv

Geology department manager:

Jianzhong Lv

Project Manager:

Rong Wang

Team Member:

Rong Wang      Yanhua Li

Report date: May, 2005

Index

Chapter 1 Outline

1

Section 1 Purpose and tasks

1

Section 2 Location and transportation

2

Section 3 Natural geology and economy

3

Section 4 Current mining situation and coal mine around

5

Section 5 Geology work so far and basis of verification

6

Chapter 2 Area Geology

9

Section 1 Area layer

9

Section 2 Area Structure

11

Section 3 Magma rock

11

Chapter 3 Mining area geology

12

Section 1 Mining area layer地层

12

Section2 Mining area structure

14

Section 3 Magma rock

14

Chapter 4 Layer containing coal, coal layer, coal composition

15

Section 1 Layer containing coal and coal quality

15

Section 2 Describe different coal layers

16

Section 3 Compare different coal layers

17

Section 4 Coal composition

19

Chapter 5 Technical condition of coal mining

23

Section 1 Hydrogeology

23

Section 2 Engineering geology

27

Section 3 Environmental geology

29

Section 4 Other technical conditions of Mining

30

Chapter 6 Geological prospecting and quality evaluation

32

Section 1 Prospecting method

32

Section 2 Prospecting project and quality evaluation

33

Chapter 7 Estimation of resource reserves

39

Section 1 Industrial target

39

Section 2 Estimate scope and method

39

Section 3 Estimate parameter

40

Section 4 Type of resource reserves and definition priciple

41

Section 5 Definition of consuming resource reserves

41

Section 6 Results of estimation

42

Chapter 8 Comparison of prospecting and mining

44

Chapter 9 Feasibility summary evaluation

46

Section 1 Analyzing resource situation

46

Section 2 Geological evaluation of mine floor

46

Section3 Floor construction and mining condition analysis

46

Section 4 Floor mining technical condition analysis

47

Section 5 Economic benefits analysis

48

Section 6 Technical renovation plan

52

Chapter 10 Conclusion

53

Chapter 1 Outline

Section 1

Purpose and tasks

1. Purpose

To provide precise, reliable scientific basis for planning and design, technical renovation, mining right evaluation, renew mining license, improve management and production activity, Inner Mongolia Tehong Coal Group Inc. Laiyegou Coalmine entrusts Inner Mongolia Coal Field Geology Bureau No.153 Prospect Team to verify the coal reserve of their coalmine and edit a coal resource reserve verification report.

2. Tasks

a. Describe region, mine area geology and structure features;

b. Describe the thickness, structure, stability, contrastivity, distribution and range of workable coal seam;

c. Describe the coal features, provide the analysis result of the drilling sample;

d. Evaluate the hydrogeology condition, engineering geology condition, environment geology condition and other technical conditions of mining;

e. Estimate resource reserve of coal seam 4-1, 4-2up, 4-2, 6-2, and their consumed resource reserves and retained resource reserves;

f. Evaluate the feasibility briefly;

According to above tasks, edit “Coal Resource Reserve Verification Report” base on “Solid mineral geology prospect rule”PGB/T13908-2002), “Coal, peat geology prospect rule” (DZ/T0215-2002) and “Resource reserve verification report outline”.

Section 2

Location and Transportation

1. Location

Inner Mongolia Tehong Coal Group Inc. Laiyegou Coalmine locates in Eerduosi City Zhunger County Chuanzhang Town Hongjingta Village (Wurigaole village). It is part of Dongsheng coal field Hongjingta prospect region. Main transportation method inside this area is through road, assisting by railway. It is comparatively easy to transport out of the area.

Mine area geology coordination as follows:

East longitude 110°27′55″～110°31′25″

North latitude 39°25′50″～39°27′36″

According to mining license (No.1500000040899) issued at December 2000, by Inner Mongolia Department of Land and Resource, valid until December 2005, mine area has been determined by 5 yielding point.  See table 1-1 Yield point right angled coordination.

Mine area: 2.3033km2，verified mining depth and level between 1305.00～1192.00m。

Table 1－1               Yield Points Right Angled Coordination

Point No.	X	Y
1	4367840.00	37457930.00
2	4366870.00	37457440.00
3	4367100.00	37456270.00
4	4367710.00	37455890.00
5	4368710.00	37455680.00

2. Transportation

(1) Railway: Baoshen railway runs across Dongsheng area and its main duty is to send out coal from Dongsheng coalmine and Shenfu Coalmine. The nearest railway station is 33Km apart.

(2) Road:

Dongsheng – Laiyegou Coalmine	70km
Coalmine – Baotou City via No.210 Road	170 km
Coalmine – Xuejiawan via No.109 Road	145km
Coalmine – Shannxi Yulin City via No.210 Road	215 km
Coalmine – Wuhai City via No.109 Road	370 km

Due to coal mining, transportation within area is convenient. See transportation location map 1-1.

Section 3 Natural Geology and Economy

1. Topography and hydrographic net

The coal mine locates in the east of Eerduosi highland. South from Dongsheng Coal Field’s dividing crest – “Dongsheng Liang”. In general, the surface trend is high in the east and low in the west. The middle part is higher than North and South. Whole area is leveled between 1250～1350 M above sea level. The highest point locates in Northeast of the area and 100 M north of No.b17 drilling hole, its level is 1387.10 M. The lowest point locates in west – Boniuchuan, the level is 1140.00 M. Normal level difference is 100 M, the largest difference is 247 M.

Almost 3 sides of the area surround by valley. The largest valley is Boniuchuan. This valley locates in west of the area and runs from north to east. Shibuertai valley locates in north of the area in the south, there is Buerdong valley in which Halajie valley, Liulin valley and Wulasu valley are crossing by. These valleys are branches of Boniuchuan valley, basically run from east to west. All valleys are dry except Boniuchuan. But when raining season come, there is water running in these valleys and through Boniuchuan concentrate to Kuye river and then run into Huanghe river.

2. Weather

The mine belongs to arid area, half desert and highland continental climate. Winter is cold and long; summer is hot and short with big temperature difference between day time and night time. There is more wind and fewer rains in this area. Most wind come from northwest, average wind speed is 2.30m/sec and sometimes can reach 20m/sec. November to next March is freeze period. The depth of freeze earth is normally 1.20m and 1.50m in most. Frost period is normally 195 days. According to Zhunger meteorology statistics, the highest temperature is 38.30℃ (June 11, 1961) and lowest temperature is -30.90℃ (January 22, 1971); yearly precipitation range from 273.70(1980) to 544.10(1979) mm and mainly concentrated in July, August and September. Average yearly precipitation is 401.06(1959～1980) mm; yearly evaporation capacity is 1749.70(1964)～2436.20(1972)mm and 2082.20mm(1959～1980) in average. The evaporation capacity is 5 times of precipitation.  Daily largest precipitation is 79.30mm (September 28, 1960). Yearly average pressure is 898.50mb.

3. Earthquake

Refer to “China Earthquake Intensity Zone Map” earthquake intensity of our area is under 6. As we know, our area has no destructive earthquake record and it isn’t happened in recent years.

Section 4 Current mining situation and coal mine around

1. Current mining situation

Laiyegou Coalmine was built in 1999; yearly production capacity is more than 300,000 tons. The coordination of mine entrance is: main tunnel Y=37455785.08, X=4368376.05, H=1228.98; the sub tunnel: Y=37455762.60，X=4368417.32，H=1228.18. We mainly work on No.6-2 coal seam which average thickness is 7.45m. The drilling method is section forward and working face backward. The ventilation system is borderline machinery ventilation. Use pillar coal mining method, fire down the coal and transport by dump car. Totally produce 2.50 million tons raw coal. Presently we have 8 engineers in charge of machinery electronics, machinery maintenance, mining etc; management staff and other assistant 6 in total and 80 workers in our coalmine.

During mining work, there is no water gushing, water bursting, gas or coal-dust exploding, roof falling, floor lifting etc. happened before. Hydrogeology and mining condition is simple.

2. Coal mine around

West of Laiyegou coalmine is Dianli No.1 mine and Mengnanchuanhong mine, Buerdonggou coalmine in the south and Dianli No.2 mine in the north. All these mines are slope mine and use pillar mining method. And they also work on No.6-2 coal seam. There is no gas exploding or water bursting happened since their beginning to work.

Section 5 Geology work so far and basis of verification

Since 1958, Dongsheng coal field has received lots of geology work by petroleum geology department, coal geology department and mineral geology department which accumulated lots of geological and hydrogeology data. It is the foundation of Dongsheng coal field geology work. Geology work records as follow:

1. In 1968, Ministry of Coal No.301 geology team worked on Dongsheng coal field for 2 years. They provided “Eerduosi Taixiangxie North Zhuluoji Coal Field Dongsheng Area Coal Resource Investigation Summary Report” in March 1970 with 11450 km2 1:100,000 geology map, 36 drilling holes, 13,506.31 engineering work load. They found grade A, B and C coal reserves 92,771,590,000 tons in total. This report was reviewed by Inner Mongolia coal field geology prospect company and issued “Meng Mei Kan Ge Zi No.162 Review Comments” on December 5th, 1973 which turned the “general investigation” into “Looking for Coal”, the reserve grade came down to C2.

This report systematically reorganized all historical geology information of Dongsheng coal field and pointed out the features of its geological structure, the range of layers containing coal, the growth condition of coal seam and initially determined the coal type and its purpose. Although there is no hole drilled in our prospecting area at that stage, the 1:100,000 geology map is one of the basis of our current prospecting plan.

2. In 1983, Inner Monglia coal field geology prospecting company No.117 team has prospected Sidaoliu area. In the same year they submitted “Yikezhao Meng Dongsheng coal field Sidaoliu exploration survey geology summary”. Their on-the-spot survey area was 1790.00 km2.

3. During 1987～1994, Inner Mongolia coal field geology bureau No.117 team prospected Nalinmiao, Zhangjiata area located in south edge of our region. Inner Mongolia 1st region geology survey team prospected Haojiata and Gongjiata, submitted relevant geology report. About engineering work load and approving authorities in the above reports see following table 1-2.

Table 1-2

Report Title	Submit Date	Submitted by	Main work load		Approving Authority File No. Date	Approved Reserve （10000tons） Grade
			Hole No.（Hole）	Map area（km2）
			Depth（m）	Scale
Haojiata Coalmine Prospecting Geology Report	89.5	Inner Mongolia 1st region survey team	10	0.69	Inner Mongolia Local Mineral Bureau Cooperation Office 1989.10.17	302 B:111 C:102 D:89
			292.62	1:5000
Gongjata Prospecting region Geology Report	87.11	Inner Mongolia 1st region survey team	3	89.5	Huamei Fine Coal Co. Yi Meng Branch Company; Yidong Coal(87)No.136; 1987.12.9	7047 B:1117 C:1835. D:4095.
			427.51	1:5000
Zhangjiata Prospecting Region Geology Report	87.11	No.117 Team	11	89.5	Huamei Fine Coal Co. Yi Meng Branch Company; Yidong Coal(87)No.137; 1987.12.9	809 B:222.8 C:221.3 D:446.1
			532.66	1:10000
Nalinmiao Coalmine Prospecting Geology Report	94.6	No.117 Team	19	89.5	Inner Mongolia Reserve Committee; Neichujuezi (1994)No.09; 1994.7.13	14245.3 B:5208.6 C:7151.8 D:1884.9
			2103.46	1:10000
Hongjingta Prospecting Region Geology Report	94.11	117队	25	78	Inner Mongolia Reserve Committee; Neichujuezi (1994)No.17; 1994.12.15	64430 B:20076 C:20038 D:24316
			3513.30	1:10000

The Laiyegou Coalmine Reserve Verification Report was based on “Dongsheng Coal Field Hongjingta Prospecting Area Geology Report” and made use of our achievements on geology survey. The relationship between verification scope and the latest geology work see chart 1-2.

Chapter 2 Area Geology

Section 1 Area layer

Inner Mongolia Tehong Coal Group Inc. Laiyegou Coalmine locates in Eerduosi City Zhunger County Chuanzhang Twon, belongs to Dongsheng coal field prospecting region. The layers of this region arranged from down to top are: Triassic mid Ermaying group (T2er), Triassic up Yanchang group (T3y); Jurassic down Fuxian group (J1f), Jurassic mid-down Yanan group (J1-2y), Jurassic mid Zhiluo group (J2z) and Anding group (J2a), Jurassic up～Cretaceous down Zhidanqunyijinhuoluo group (J3－K1zh) and Dongsheng group (J3－K1zh); Tertiary up Xin series (N2); Quaternary up Gengxin series Malan group (Q3m) and Quanxin series (Q4). See table 201.

Table 2-1          Regional Layers Table

System	series	Group	Thickness（m） Smallest ～Biggest
Quaternary	Quanxin	（Q4）	0～25
	Up geng xin	Malan （Q3[m]）	0～40
Tertiary	Up Xin	（N2）	0～100
Jurassic	Up Jurassic～down Chalk Zhidan	Dongsheng （J3～K1zh）	40～230
		Yijinhuoluo （J3～K1zh）	30～80
	Mid	Anding （J2[a]）	10～80
		Zhiluo （J2[z]）	1～278
	Mid-down	Yanan （J1—2[y]）	78～247
	Down	Fuxian （J１[f]）	110
Triassic	Up	Yanchang （T3[y]）	35～312
	Mid	Ermaying （T2er）	87～367

Section 2 Area Structure

Dongsheng coal field belongs to Huabei plate Eerduosi plate Dongsheng lifting up area. Porspecting area locates in mid-east of Dongsheng lifting up area.

Eerduosi plate is a typical integration plate structure. It is surrounded by EW, SN toward, ancient crystal rock. There is Inner Mongolia axis (Yinshan Mountain) in its north and Qinling axis (Qinling Mountain) in its south; Shangxi lifting area (Lvliang Mountain) in its east and South-North structure (Helan Mountain, Zhuozi Mountain, Liupan Mountain) in its west. The mountains all around changed due to the plate move, and the basin between them deposited coal fields with important economic value.

The Eerduosi plate keeps steady while plates moved. The layer dip angle is very gentle.

Section 3 Magma rock

Our region has no magma rock intrude. There are “burn rock” appeared at the two sides of the valley located in west of Dongsheng coal field.

Chapter 4 Layer containing coal, coal layer, coal composition

Section 1 Layer containing coal and coal quality

Jurassic mid-down series Yanan group (J1-2y) and Triassic up series Yanchang group (T3y) in this area contains coal seam. Refer to prospect report, there are first layer and second layer in Yanan group and coal reserve thickness is 102l65-153.86m, average 142.43m. There are 4, 5, 6 coal groups, 1-13 layers (average 5 layers). Accumulated layer thickness is 5.17-16.38m, average 9.04m. There are 4 workable layers, 3 of them contain most stable workable coal: 4-1, 4-2up and 4-2. Group 5 has 2 layers of coal but not workable. Group 6 has the most stable coal seam: 6-2 seam. Workable coal thickness is 5.10-12.23m, average 7.52m. Coal bearing ration is 9%, workable ratio 8% with good quality. All layers’ feature list below:

Table 4—1            Workable Coal Seam Features

Coal Seam No.	Thickness（m）	Mixed cash thickness（m）	Distance between seam（m）	Coal Seam Condition	stability
	smallest～largest average	smallest～largest average	smallest～largest average
4—1	2.39～2.84 2.61(2)	0.06～0.19 0.12	11.25～17.64	Almost workable	Good
4—2上	1.20～2.10 1.65(2)		13.89 1.49～4.24	Almost workable	Good
4—2	1.25～1.49 1.37(2)		3.83 55.40～76.93	Almost workable	Good
6—2	6.78～8.08 7.45(5)		67.01	All workable	Very Good

Section 2 Describe different coal layers

There are 4 workable coal seams in mine area. Most of coal containing in seam 4-1, 4-2up and 4-2 are stable, workable. Coal seam 6-2 is very stable and all workable. It is the main layer of this mine. Now describe every layer’s growth and features from up to down as follow:

1. Seam 4-1: Locates in mid-up of Yanan group second layer. There are two drilling holes b19, b20 in this area. The thickness of the coal seam is from 2.39～2.84 m, average 2.61m; workable thickness (reserve usable thickness) is 1.97～2.02m. The coal seam structure is complicated. There are 1-4 layers mixed cash, their thickness range between 0.06～0.19m, average 0.12m, 18% of the coal seam.

2. Seam 4-2up

Locate in the middle of Yanan group second layer. It is the upper layer of 4-2 seam. There are b19, b20 holes located in this area. The thickness of this seam is range from 1.2-2.10m, average is 1.65m. Workable thickness is 1.20-1.36, average 1.28m. This is a thin seam with simple structure.  The distance between this seam with seam 4-1 is 11.25-17.64m, average 13.89m.

3. Seam 4-2: It locates in the middle of Yanan group second layer. There are b19, b20 holes in this area. Coal seam thickness 1.25-1.49m, average 1.37m; workable thickness 0.98-1.25m, average 1.11m. This is a thin seam with simple structure. The distance between this seam and seam 4-2up is 0.12-15.15m, average 3.83m.

4. Seam 6-2: Locate in the bottom of Yanan group first layer. There is information from holes b13, b14, b15, b19 and b20 about this seam. Coal seam thickness is 6.78-7.34m, average 7.07m. It is a thick layer with simple structure.

Refer to the drilling hole prospect information, the variation ratio of coal thickness is 13%, unstable ratio is 1.23, area usable ratio is 100%. This is the very stable seam within mine area.

Section 3 Compare different coal layers

The layer containing coal is Jurassic mid-down series Yanan group (J1-2y). It contains No.4, 5, 6 coal groups.

Map 4-1 Drilling hole coal sample comparison

As analyze result of samples taken from hole b13, b14, b15, group 4 has 3 layers 4-1, 4-2up, 4-2 contain stable, workable coal layers. Group 5 is not workable, group 6 has 6-2 layer workable and stable.

Section 4 Coal character

1. Physical characters

2. Coal rock characters

3. Chemical characters

Chemical characters of coal from seam 6-2:

1. Water（Mad）：4.48% in raw coal；

2. Ash（Ad）：7.55% in raw coal, low ash coal；

3. Volatile element（Vdaf）：32.80%；

4. Sulfur（St,d）：0.19% in raw coal，low sulfur coal；

5. Calorific power（Qnet,d）：28.66MJ/Kg，mid-high calorific power coal.

Coal characters listed below:

Table4-2               Coal seam character List

Item Coal Seam No.	Industrial Analysis（%）				Sulfur%	Calorific Power（MJ/kg）	型Coke 型Type
	Mad		Ad	Vdaf	St,d	Qnet,d
4—1	Raw	8.88—9.90 9.39（2）	11.92—13.54 12.73（2）	36.87—38.41 37.64（2）	0.28—0.33 0.31（2）	26.60—27.26 26.93（2）	2
	Surface	6.72—6.74 6.73（2）	4.52（2）	36.32—36.64 36.48（2）	0.32	29.32	2
4—2上	Raw	8.48—9.80 9.14（2）	6.56—8.50 7.53（2）	36.92—37.68 37.30（2）	0.22（2）	28.34—28.97 28.66（2）	2
	Surface	5.67（2）	4.77—5.36 5.06（2）	35.79—36.19 35.99（2）	0.21	29.14	2
4—2	Raw	8.30—8.62 8.46（2）	7.78—12.94 10.36（2）	36.69—37.05 36.87（2）	0.16—0.33 0.25（2）	26.65—29.41 27.88（2）	2
	Surface	5.52—5.86 5.56（2）	4.17—4.30 4.24（2）	34.68—35.05 34.87（2）	0.11	30.04	2
6—2	Raw	7.34—8.36 7.90（4）	4.78—15.28 7.79（4）	33.80—36.47 34.65（4）	0.16—0.22 0.19（4）	25.59—29.88 28.63（2）	2
	Surface	5.38—6.62 5.85（4）	3.78—4.62 4.11（4）	33.18—34.23 33.54（4）	0.11—0.22 0.15（3）	30.04	2

4. Washability of coal

The ash contains in fine coal is 4.5%-5%. Plus ±0.1 is 0.5-9.5%, lower than 10%. So, 6-2 seam coal is very easy wash coal.See Table4-3.

Coal Seam	Sample No.	Fine coal ash（%）	±0.1 ash	Washability grade
6—2	b15-simple1	4.5	1.00	very easy to wash
	B22-simple1	5	9.5	very easy to wash
	B26-simple1	5	＜0.5	very easy to wash

Table 4-3                Washability evaluation

5. Coal type

According to coal state classification standards GB5751-86, due to the binding index is 0, transparency is more than 70%, Volatile components lower than 37%, the coal type is defined as noncoking coal（BN31）, very few spot appeared long flame coal（CY41）.

6. Coal quality and industrial purpose

The harmful composition in seam 6-2 coal is very low, low ash, very low sulfur and high calorific power. It is good to use in civil and power generation. It can also be used for gasification.

Chapter 5 Technical condition of coal mining

Section 1 Hydrogeology

Section 2 Engineering geology

Section 3 Environmental geology

1. Natural environment

Laiyegou Coalmine locates in Eerduosi highland, very few vegetable cover, ecological weak, water and soil lost seriously, dry and few of rain, lots of wind in the spring and winter cost sand wind or dust wind.

2. Air pollution and prevention

The air pollution source is dust and waste from discard coal and transportation trucks. It is better to take low dust method to store, load, transport, crash and wash coal. And it is necessary to set dust remover in operating area, avoid opening operation. Meanwhile, plant green around the mine to keep coal dust.

3. Sewage treatment

Sewage results from waste rock. Discard coal stored on the land and showered by rain form sewage. So coal mine should choose reasonable place to store waste rock to avoid sewage.

4. Solid waste treatment

Main solid waste from coalmine is waste rock. To treat this waste is to use lime grout, cover with loess, plant green to keep water and soil.

5. Noise treatment

There are lots of noise resources in mining production. So the mine location should be apart from resident area. And choose high efficiency low noise equipments.

6. Earth surface subsidence treatment

The mining goaf may break the balance of the underground rock and may cause earth surface subsidence. Pay attention to buildings and roads on the ground while mining, to keep the safe pillar and back fill the goaf in time.

Section 4 Other technical conditions of Mining

1. Gas

Drilling hole’s gas sample analysis result is: CH4：0～12.10%；CO：4.80～11.69%；N2：76.21～92.72%. They are low gas coal seams. There is no gas explore accident happen in surrounding mines. But coal management should test gas level constantly to prevent gas explore.

Table 5-1                     Coal Seam Gas Test Results

Sample No.	Gas content per gram sample （ml/g）			Zone	Natural gas（%）
	CH4	CO2	N2		Combustible gas	CO2	N2
W1（S13）	0.16	0.06		CO2—N2	5.63	4.80	89.57
W2（S13）	0.08	0.07		N2—Methane	12.10	11.69	76.21
W1（S13）	0.00	0.108		CO2—N2	0.00	7.28	92.72
W2（S13）	0.00	0.113		CO2—N2	0.00	11.25	88.73

2. Self-ignition of coal

The prospecting report of Hongjingta region defined the No.6-2 coal seam as easy self-ignition coal. Its burn temperature is lower than 305℃. Moreover, No.4 and 6 coal seams are defined as very easy self-ignition coal. In general, coal in this region is easy self-ignition coal.

3. Coal dust

Regarding to Hongjingta region prospecting report, the coal flame length is longer than 400mm, to prevent coal dust explore the rock dust content should be more than 80%. It is easy to explore. The reason is because the volatile components which is more than 39%. There is no coal dust explore happened before around this area. Due to the test result and the weather reason, coal mine should setup explore preventing equipments and monitor the coal dust, keep air flow to decrease dust potency in the working tunnel.

4. Radioactivity of coal seam

There is no radioactivity in coal seam may harm human beings.

5. Earth temperature

The geothermal gradient tested from drill hole in Hongjingta region is maximum 1.6℃/100M, average 1.2℃/100M, lower than 3℃/100M, There is no unusual about the earth temperature.

Chapter 6 Geological prospecting and quality evaluation

Section 1 Prospecting method

Section 2 Prospecting project and quality evaluation

The really prospecting area is 78Km2，prospected 3454 points.

5. Coal seam quality

Through 5 drilling holes, we find out 13 workable coal seams, mining rate is 88%. All of them are first grade coal seams with 100% acceptability. (See attach form 2)

Chapter 7 Estimation of resource reserves

Section 1 Industrial target

According to “Coal, turf geology prospect regulations”, the coal in mine region is non-binding coal. The resource reserve calculation industrial index is:：

1. Coal seam dip angle＜25°lowest workable coal layer thickness≥0.80m

2. Highest ash content in raw coal（Ad）: 40%

3. Highest sulfur content in raw coal（St, d）: 3%

4. Lowest calorific power of the raw coal（Qnet, d）: 17.00MJ/Kg

     Above industrial index and new regulation are not been changed.

Section 2 Estimate scope and method

1. Estimate scope

Estimated coal seams include seam 4-1, 4-2up, 4-2 and 6-2.

Estimate method

Estimate formula is: Q=S. h. d

In which

Q: Coal reserve（t）

S: plot horizontal projection area（m2）

h: average coal seam thickness（m）

d: unit weight of coal（t/ m3）

There are no changes in estimation method.

Section 3 Estimate parameter

1. Coal seam thickness: the coal seam dip angle within coal region are <15°, so we use approximate thickness to calculate.

2. Area: calculated by AutoCAD2004.

3. Unit weight

According to the prospecting report: unit weight of seam 4-1 is 1.34t/m3; 4—2up, 4—2, 6—2 are 1.28t/m3。

Section 4 Type of resource reserves and definition principle

Section 5 Definition of consuming resource reserves

Section 6 Results of estimation

We verified coal reserves of seam 4-1, 4-2up, 4-2 and 6-2. The  total reserve is 26.09 million tons, controlled economic reserve is 21.16 million tons and deduced hold economic reserve is 4.93 million tons; resume resource reserve 6.56 million tons and hold resource reserve 19.50 million tons.

This reserve verification closed at March 30, 2005.

See reserve estimation results in Summary table 7-1 coal seam resource reserve

We verified the reserve which is almost the same with the original report.（See attached form 4）.

Coal seam resource reserve summary

    Form7—1                                                                  Unit:   (10000 tons)

Mineral Type	Coal Seam No.	Floor level (m)	Original report		Verified reserve	Inc./Dec.	Consuming resource reserve	Hold resource reserve	Resource reserve type (Code)
			Grade	Reserve
Coal	4—1	1285～1305	D	31	30	-1		30	333
	4—2上	1270～1285	D	248	247	-1		247	333
	4—2	1265～1280	D	215	216	+1		216	333
	6—2	1192～1205	B	2115	2116	+1	659	1457	122b

	合 计	1192～1305	D+B	2609	2609	0	659	1950	122b+333

Note: (122b)controlled economic basic reserve  （333）deduced hold economic resource reserve

Chapter 8 Comparison of prospecting and mining

Compare the fact of mining and the prospect report as follows:

1. Coal seam location

According to the prospecting report, No. 6-2 coal seam is main working seam. Other mines around are all working on seam 6-2, proved coal seam thickness is about 7m. The thickness in fact is thicker than reported.

2. Geology structure

Dip angle 1-3°, same with report.

3. Hydrogeology

4. Mine roof physical characters

Practice proved same with report. No face fall happened while mining.

5. Other technical conditions

(1) Gas: there is not gas explode happened in Liayegou coalmine, it is reported as a low gas mine.

(2) Coal dust: It is reported as possible to have dust explode, but it was never happened so far.

(3) Coal self-ignition: The raw coal stored long time on the ground out of mine did have self-ignition sometimes.

Chapter 9 Feasibility Evaluation Summary

Section 1 Analyzing resource situation

China is a giant of coal manufacture and exporter; it is also a coal consuming giant. In 2002, China held a meeting for coal industry development. And pointed out the fact that due to low price, state owned large and mid sized mine are difficult to operate. Less investment and equipment getting older will result in about 100 million tons insufficiency in 2005, and the gap will getting bigger in 2010.

Section 2 Geological evaluation of mine floor

Section3 Floor construction and mining condition analysis

Section 4 Floor mining technical condition analysis

2. Mining method, production scale and workable time period

The depth of seam 6-2 is between 74.31～151.21m, tunnel mining.

Verified coal resource reserve in mine area is 26.09 million tons in total; consuming resource reserves 6.59 million tons; retained resource reserves 19.50 million tons. If the extraction rate is 70%, there will have 13.65 million tons could be extracted. In seam 6-2, there is 14.57 million tons retained resource reserves, if extraction rate is set to be 70%, then there are 10.20 million tons could be extracted from this seam. If the yearly production capacity is 300,000 tons, reserve spare ratio 1.40, then the workable time period = designed extraction quantity/ yearly production capacity×reserve spare ratio= 24 years.

3. Project synthetical evaluation

Our mine is rich in resource, good in quality. We have good mining technical condition and very good future in coal market. It is necessary to work on a large scale, increase extraction rate, increase the equipment level to keep steady, healthy development. Certainly, we will extract reasonable amount of coal to follow industry policy.

Section 5 Economic benefits analysis

1. Main technical economical index

(1) According to rules of calculating construction investment, we estimate the renovation investment for RMB14,520,900. The summary of fixed assets investment as follow:

Form 9—1          Fixed Assets Investment Summary

Project	Unit (RMB)	tunnel	Earth work	installation	Other expense	Sub total	Spare reserve	total
Total Investment	10000yuan	520.62	50.55	151.98	97.78	1320.00	132.00	1452.09
Investment per ton	Yuan/t	17.35	1.69	5.07	3.26	44	4.4	48.4
%	%	35.85	3.48	10.47	6.73	90.91	9.09	100.00

(2) Current fund estimation（calculated by 15% of total investment）

 2.18 million RMB is needed as current fund.

(3) Product price, tax and others

1. According to our investigation, raw coal price is RMB50/ton and yearly sales income in normal year is RMB15 million yuan.

2. Sales tax and additions

   According to China tax policy, value-added tax for sale is 13%, for purchase is 17%; city maintenance and construction tax 1%; education additional tax 3%; resource tax will be calculated by 0.5% of coal price per ton. In normal years, yearly tax and additions is RMB1.575 million in total. Income tax will be charged by 33%.

(4) Production cost of raw coal

Refer to industrial rules and financial system requirements we calculate coal production cost according to following rules:

1. Material, electrical power etc main material cost will be calculated by current local market price.

2. Salary and welfare: calculate by employee number in book and average annual salary of RMB15000/person.

3. Repair fee: Major repair use repair fund reserve which is 2.5%; current repair will be registered in related items.

4. Depreciations and amortizations will be calculated refer to different type of fixed assets. Tunnel will be depreciated each year; the depreciation period of buildings will be 40 years. For equipments, digging equipment will be depreciated by 10 years; other equipments by 15 years.

5. Intangible assets and deferred assets will amortized by 10 years.

6. Tunnel project fund will be reserved by RMB2.3 yuan per ton.

As a result, raw coal unit cost is RMB29.34/ton, yearly total cost is RMB8.802. See Table 9-2.

Table 9—2      Raw coal production cost calculation table（RMB）

No.	Fee title	Unit costRMB/ton	Unit
一	Operating cost	20.50	RMB/t
（1）	Material fee	6.50	RMB/t
（2）	Electricity fee	2.90	RMB /t
（3）	Salary	4.74	RMB /t
（4）	Welfare	0.66	RMB /t
（5）	Maintenance fee	1.65	RMB /t
（6）	Tunnel project fund	0.10	RMB /t
（7）	Ground collapse compensation	0.20	RMB /t
(8)	Other expenses	3.95	RMB /t
二	Depreciation and amortization	8.84	RMB /t
（1）	Tunnel project fund	4.57	RMB /t
（2）	Maintenance fee	3.50	RMB /t
（3）	amortizations	0.77	RMB /t
	Total cost	29.34	RMB /t

2. Profit calculation

Yearly profit will be RMB3.097 million. See profit calculation table 9-3.

Profit calculation table

Table 9—3

Product	Productivity (10000t/a)	price （RMB/t）	Sales revenue	Cost	Sales tax and additions	Profit before tax	Income tax	Profit after tax
Raw coal	30	50	1500	880.2	157.5	462.3	152.6	309.7

3. Financial evaluation index

See attached table 9-4.

Table 9—4                Financial evaluation index

No.	Item	Unit	Index
1	Internal rate of return	%	19.85
2	Earning power of real assets	%	21.33
3	Investment interest and tax rate	%	32.18
4	Payback period	year	4.68

4. Financial evaluation

According to above financial evaluation index, the project investment return rate is 19.85%, payback period is 4.69 year. It is feasible in finance.

Section 6 Technical renovation plan

1. Resource reverse, production capacity and length of service

The retained reserve in mine region is 19.50 million tons, assume extract rate is 70%; the extractable reserve is 13.65 million tons. According to the market demand and fund invested, the production capacity is designed as 450000 tons/year, take 1.4 as reserve factor of mine reserves, the length of service is 22 years.

2. Mining method

For safe and lower the cost, inclined shaft and wall mining method should be taken.

3. Synthetical evaluation

This mine has rich resource, good quality coal, good technical condition and bright future in its market.